Exhibit 10.42
SALARY RESTRICTED STOCK AWARD GRANT NOTICE
Employee Name:

Number of Shares of Restricted Stock Subject to Grant:	[See Section 3]

Date of Grant:	[See Section 2]

Closing Price on Date of Grant:	[See Section 3]
THIS SALARY RESTRICTED STOCK AWARD GRANT NOTICE (this “Notice”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”).
     WHEREAS, the Company desires to grant the Employee an award of Restricted Stock to serve as additional base compensation for the Employee’s employment with the Company.
     NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an award of Restricted Stock under the following terms and conditions:
1. Grant of Restricted Stock.
     The Company, as payment of a portion of the Employee’s annual base salary and by authority of its Board of Directors (the “Board”), hereby grants to the Employee an award of the number of shares of Restricted Stock to be issued in accordance with all of the terms and conditions set forth in this Notice. The Restricted Stock will be issued and registered in the name of the Employee, subject to the restrictions set forth in this Notice.
This award of Restricted Stock is subject to all the terms, conditions and limitations of the Amended and Restated 2007 Stock and Long-Term Incentive Plan (the “Plan”) and any successor plan. The Restricted Stock Awards are subject to such rules and regulations that the Compensation Committee of the Company’s Board of Directors (the “Committee”) may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In event of a conflict between this Notice and one or more provisions of the Plan, the provisions in the Plan shall govern.
The amount of your annual base salary earned for 2010 and for any year thereafter that shall be payable in Restricted Stock is $                     (“Salary Restricted Stock”) unless otherwise determined from time to time by the Committee or the Board.
2. Date of Grant.
     For purposes of this Grant, each “Date of Grant” for this award of Restricted Stock shall be the pay date for each semi-monthly pay period beginning with the pay period that begins on January 1, 2010, and continuing consistent with the Company’s payroll procedures until this Salary Restricted Stock program is terminated by request of the Committee.
3. Number of Shares.
     The number of shares of Restricted Stock awarded on each Date of Grant shall be determined by dividing the Employee’s Salary Restricted Stock described in Section 1 that is payable for the applicable semi-monthly pay period, net of any applicable tax withholdings and deductions as described in this Notice, by the closing stock price for a share of the Company’s common stock on the

NASDAQ Global Select Market on such Date of Grant. If any fractional share results, the share amount shall be rounded down to the nearest whole share.
4. Vesting and Forfeiture Provisions.
     The shares awarded on a Date of Grant will be immediately 100% vested as of the Date of Grant. The shares will not be subject to any risk of forfeiture or any requirement of future service.
5. Withholding Taxes.
     The Company will satisfy applicable tax withholding obligations and make applicable deductions with respect to the Salary Restricted Stock on the Date of Grant.
6. Conditions to Delivery of Shares.
     The shares of Restricted Stock subject to this Grant may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue shares of stock hereunder prior to fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Date of Grant and during which the Committee reasonably believes that the issuance of shares would violate any applicable laws, government regulations, requirements of any securities exchange on which the Company’s Shares are traded, or any insider trading policy of the Company.
7. Restriction on Transferability.
     The shares of Restricted Stock subject to this Grant may not be sold, transferred, pledged, assigned, or otherwise disposed of until the later to occur of (1) or (2) below:
     (1) The date that is six months after the Date of Grant.
     (2) The earliest to occur of the following events: (A) 6 months after the repayment of any loan issued to the Company under the Troubled Asset Relief Program (“TARP”), (B) January 1, 2012, or (C) a Change in Control of the Company.
Notwithstanding the foregoing, if the Employee dies before the Company has distributed any portion of the shares of Restricted Stock, the Company will immediately release such shares and transfer any such shares in accordance with the Employee’s written beneficiary designation or to the Employee’s estate if no written beneficiary designation is provided. If the Employee did not have a will, any shares payable will be distributed in accordance with the laws of descent and distribution.
Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Stock.
8. Issuance of Shares of Restricted Stock Granted.
     The Company shall hold the shares of Restricted Stock granted to the Employee electronically with its transfer agent in the name of the Employee and for the benefit of the Employee until the shares represented thereby are to be delivered.
9. Rights as Stockholder.
     Subject to the limitations provided in this Notice, the Employee shall have all the rights of a stockholder of the Company, including voting rights and the right to receive dividends, with respect to shares of Restricted Stock that have not yet been delivered.
10. Not an Employment Agreement.
     Nothing in this Notice shall be construed as giving the Employee any right to continued employment by the Company or affect the right of the Company to terminate or alter the terms of the Employee’s employment (including the rate of compensation payable to the Employee).

11. Effect on Other Plans and Benefits.
     Except as required by applicable law, the award of Restricted Stock under this Notice and any dividends paid on such Restricted Stock will not be taken into account as any compensation in determining the amount of any benefit or payment under any pension, retirement, profit-sharing, nonqualified deferred compensation, incentive plans, change in control, or other benefit plan of the Company. Salary Restricted Stock is intended to have a neutral impact on all benefit and compensation programs under which the Employee participates.
12. Capital Adjustment Provisions.
     In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company’s capitalization or corporate structure, the number and class of shares of Restricted Stock shall be proportionately adjusted or substituted to reflect such change, and such shares shall be subject to the same restrictions as the shares of Restricted Stock covered by this Notice.
13. Authority of the Compensation Committee.
     The Committee shall have the power to construe and interpret the provisions of this Notice and may correct any defect, supply any omission or reconcile any inconsistency in the Notice in the manner and to the extent it shall deem desirable to carry the Notice into effect. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Notice. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all persons, including the Company, the Employee, and the Employee’s estate and beneficiaries.
The Committee may, in its sole discretion and without the executive’s consent, terminate modify or suspend this compensation structure at any time.
14. Addresses for Notices.
     Any notice to be given to the Company under the terms of this Notice shall be addressed to the Company, in care of the Compensation Director, at Huntington Bancshares Incorporated, Huntington Center, HC0318, 41 S. High Street, Columbus, Ohio 43287, or at such other address as the Company may hereafter designate in writing. Any Notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.
15. Captions.
     Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice.
16. Notice Severable.
     In the event that any provision in this Notice shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Notice.
17. Expenses.
     Costs of administration of the terms and conditions of this Notice will be paid by the Company.
18. Governing Law / Compliance with Applicable Law / TARP.
     The terms and conditions of this Notice shall be governed by the laws of the State of Ohio, except to the extent preempted by federal law. The Company and the Employee acknowledge that this Notice will be administered in accordance with the requirements that may apply under any applicable federal law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009, and all regulations and guidance promulgated thereunder (“EESA”). Restricted Stock granted under this Notice also is subject to applicable regulations under the Interim Final Rule for TARP Standards for Compliance and Corporate Governance issued by the United States Department of Treasury on June 15, 2009.

19. Entire Notice; Amendment.
     This Notice contains the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. The Company may not amend, alter, suspend, discontinue or terminate any provision of this Notice in a manner that may adversely affect the Employee without the Employee’s (or his legal representative’s) written consent.
Notwithstanding the foregoing, in the event that all or any portion of this Notice is found to be in conflict with the requirements of EESA or TARP, then in such event this Notice shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Notice shall be interpreted and administered accordingly. The Employee agrees to repay immediately any amounts of Salary Restricted Stock that are later determined to be found in conflict with EESA or TARP.
Please retain this Notice, as it is the official statement of the key terms of your award. If you have any questions regarding the administration of this Notice, please contact Joan Snyder at (614) 480-4885 or Holly Bush at (614) 480-3011.

/s/ Stephen D. Steinour	January 8, 2010

Chairman, President and Chief Executive Officer	Date